                                                                   EXHIBIT 10.31


                              AMENDED AND RESTATED

                             SHAREHOLDERS AGREEMENT

                                DATED JULY   ,1997

                                    BETWEEN

                               (1) HIT RAIL B.V.

                               (2) GTS-HERMES, INC

               (3) NATIONALE MAATSCHAPPU DER BELGISCHE SPOORWEGEN
                                  (NMBS/SNCB)

                               (4) TELFORT B. V.

                              (5) AB SWED CARRIER

                                      AND

                         (6) HERMES EUROPE RAILTEL B.V.
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                                                                             -2-


                              TABLE OF CONTENTS
                                                                     Page

Article  1 - Definitions . . . . . . . . . . . . . . . . . . . . . . . 5

Article  2 - Issue of shares Amendment Articles. . . . . . . . . . . . 6

Article  3 - The Business. . . . . . . . . . . . . . . . . . . . . . . 8

Article  4 - Representations and Warranties  . . . . . . . . . . . . . 8

Article  5 - Covenants . . . . . . . . . . . . . . . . . . . . . . . .13

Article  6 - Governance  . . . . . . . . . . . . . . . . . . . . . . .15

Article  7 - Conduct of Business . . . . . . . . . . . . . . . . . . .21

Article  8 - Issue and Transfer of Shares; Pre-emptive Rights. . . . .23

Article  9 - Provide Fibre Capacity  . . . . . . . . . . . . . . . . .25

Article 10 - Term and Termination of Agreement . . . . . . . . . . . .26

Article 11 - Confidential Information  . . . . . . . . . . . . . . . .26

Article 12 - Miscellaneous . . . . . . . . . . . . . . . . . . . . . .26

Article 13 - Applicable Law and Choice of Forum  . . . . . . . . . . .29

This AGREEMENT is made by and between:

1. HIT RAIL B.V., a private limited liability company, registered in Almere and having its place of business at Botter 1159, 8232 JS Lelystad, The Netherlands (hereinafter "HIT Rail"):

2. GTS-HERMES, INC., a Delaware corporation having its place of business at 477 Madison Avenue, New York, New York 10022, USA, hereinafter "GTS Hermes": and

3. NATIONALE MAATSCHAPPU DER BELGISCHE SPOORWEGEN (NMBS/SNCB), a company incorporated according to the laws of Belgium and having its registered office at Frankrijkstraat 85, 1060 Brussels, Belgium:

4. TELFORT B.V., a company incorporated according to the laws of The Netherlands, having its registered office at Hoogoorddreef 15, 1101 BA Amsterdam, The Netherlands;

5. AB SWED CARRIER, a 100% owned subsidiary of Swedish State Railways, a company incorporated according to the laws of Sweden, having its office address at 01 Stockholms Lan. 80 Stockholm Kommun, 10 125 Stockholm, Sweden;

         and

6. HERMES EUROPE RAILTEL B.V. a private limited liability company, registered and having its place of business at Drentesrraat 20, 1083 HK Amsterdam, hereinafter the "Company";

hereinafter collectively referred to as "the Parties" and individually as a "Party".

WHEREAS:

a. in 1990. HIT Rail was incorporated by the National Railways as hereinafter defined to carry out telecommunications engineering activities in order to construct and exploit a data communications network for railway traffic;

b. HIT Rail established the Company on July 6, 1993 to conduct the Business as defined in Article 3 of this Agreement;

c. GTS Hermes acquired a fifty percent interest in the Company in 1994 and HIT Rail and GTS Hermes presently own the entire issued share capital of the Company;

d. the Company has in January 1997 launched a capital restructuring plan allowing for direct participation of the National Railways and of selected other participants in the Company's capital and for the issue of additional shares to the existing shareholders of the Company;

e. it is the intention of HIT Rail to transfer its shares in the Company to the HIT Rail Shareholders in proportion to their current indirect shareholding in the Company and as a result the HIT Rail Shareholders will become direct shareholders in the Company;

f. with the participation of new parties in the Company's capital there will be new Shareholders in the Company. Pursuant thereto the Shareholders wish to amend their existing Shareholders Agreement;

g. the parties wish to enter into this Agreement for the purposes of recording the terms and conditions of their relationship with each other and certain aspects of the business and management of the Company.

NOW IT IS HEREBY AGREED AS FOLLOWS:
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                                                                             -5-

ARTICLE 1 - DEFINITIONS

The following definitions shall apply in this Agreement and in the Appendices hereto:

Affiliated Company:       in relation to any Shareholder, any subsidiary or
                          holding company of such Shareholder and any subsidiary of such holding company including all National Railways Shareholders of HIT Rail;

Agreement:                this Agreement and all annexes, appendices,
                          attachments, and schedules hereto;

Articles of Association:  the amended articles of association of the Company in the form agreed upon by the Parties and set out in Annex 1 hereto;

Board of Supervisory
Directors:                the board of non-executive directors ("Raad van
                          Commissarissen") of the Company;

Business Plan:            the Business Plan of the Company as adopted by the
                          Management with the prior approval of the Board of Supervisory Directors, including any agreed amendments thereto;

Management Board:         Board of Managing Directors ("Directie") of the
                          Company;

General Assembly:         a General Meeting of Shareholders;

HIT Rail Shareholders:    the parties as listed in Schedule 1;

Licenses:                 permits and authorizations granted by the competent
                          licensing authorities in the countries where the Company carries out its Business;

National Railways:        Osterreichische Bundesbahnen, National Maatschappij
                          der Belgische Spoorwegen (NMBS/SNCB), Danske
                          Statsbaner, Societe Nationale des Chemins de Fer
                          Francais ("SNCF"), Deutsche Bundesbahn, Ente
                          Ferrovie dello Stato, Nederlandse Spoorwegen, Red
                          Nacional de los Ferrocarriles Espanoles, Statens
                          Jarnvagar, Schweizcrische Bundesbahnen, and British
                          Rail provided that other European national railway
                          companies may in the future become shareholders of
                          HIT Rail and for this reason National Railways;
PanEuropean
Telecommunications
Operator:                 an operator of telecom infrastructure facilities
                          within Europe, whose scope is limited to providing
                          cross border services, contracting as a carrier's
                          carrier with (licensed or otherwise authorized)
                          telecom-operators and/or service providers. The
                          providing of telecom services within a country will
                          not belong to the activities of the Company, except
                          where requested by a customer and agreed to by the
                          Participating Shareholder;
Participating
Shareholder:              a Shareholder who provides infrastructure to the
                          Company;

Shareholders:              the holders of the Shares and parties to this
                          Agreement;

Shares: any and all issued shares in the capital of the Company;

ARTICLE 2 - ISSUE OF SHARES, AMENDMENT ARTICLES.

2.1 On 15 January 1997, the Board of Supervisory Directors has resolved, conditional upon the execution of an amendment of the articles of association of the Company in accordance with the draft of Loeff
         Claeys Verbeke, (the "Deed
         of Amendment" dated May 28, 1997) inter alia to issue new shares in the Company up to a maximum of 297,000 shares with a nominal value of NLG 1,000.--. The Shareholders have decided to issue the new shares to the following Parties:

         (a) to HIT Rail 24,007 shares, each share having a par value of NLG 1,000.-- which shares shall be paid up by off-set by the Company of its loan debt in the principal amount of NLG 24,007,000,-- owing to HIT Rail;

         (b) to GTS Hermes 150,592 shares, each share having a par value of NLG 1,000.- which shares shall be paid up to 33% by off-set by the Company of its loan debt in the principal amount of NLG 50,197,000.-- owing to GTS Hermes;

         (c) to NMBS 11,424 shares each share having a par value of NLG 1,000.-- which shares shall be paid up both by off-set by Company of its loan debt in the principal amount of the Dutch guilder equivalent of 3,420,000 ECU and by contribution of a lease of dark fibre;

         (d) to Telfort 5,596 shares each share having a par value of NLG 1,000.-- which shares shall be paid up by contribution of a lease of dark fibre;

         (e) to AB Swed Carrier 4,365 shares each share having a par value of NLG 1,000.-- which shares shall be paid up by off-set by the Company of its loan debt in the principal amount of NLG 4,365,000.--

2.2 It is understood by the parties that capital contribution tax will be levied on the issue of the shares referred to in 2.1 above, which tax shall be paid by the Company;

2.3 Upon the execution of the Deed of Amendment and the issue of the new shares to all the Parties (other than the Company), the Shares in the Company shall be held as follows:


HIT Rail          24,047 shares      (12.26%)
GTS Hermes       150,632 shares      (76.83%)
NMBS              11,424 shares       (5.83%)
Telfort            5,596 shares       (2.85%)
Swed Carrier       4,365 shares       (2.23%)

ARTICLE 3 - THE BUSINESS

The activities of the Company (hereinafter collectively the "Business") shall be to engage in:

(i) becoming a PanEuropean Telecommunications Operator offering telecommunications services and/or facilities to third parties, including the Shareholders and their Affiliated Companies, including but not limited to constructing international telecommunications network infrastructures (hereinafter referred to as "Hermes Longlines") for the provision of those services, and offering international leased lines to third parties; and

(ii) seeking to influence the legal and regulatory climates in the European Community, its Member States and adjoining countries and each of the jurisdictions where the Company engages or intends to engage in the activities described above.

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES

4.1      HIT Rail represents and warrants to the other Parties that:

         (a) it is the type of entity indicated in the heading of Agreement, duly formed and validly existing under the laws of the jurisdiction indicated in the heading of this Agreement, that is has complied with an its material legal and statutory obligations and that it has power under its constitutive documents to execute and deliver this Agreement and to perform its obligations thereunder;

         (b) the execution of this Agreement by its undersigned representative and the delivery and performance by it of this
                 Agreement:

                 (1) have been duly authorized by all necessary action and do not violate any applicable law, statute, rule, regulation, order, ordinance, or requirement of any governmental entity with applicable jurisdiction;

                 (2) do not and shall not result in the breach of, or constitute a default under, or require any consent under (except for those that have already been obtained) its constitutive documents or any indenture, bank loan or credit agreement, mortgage, or other agreement or instrument to which it is a party or by which it or any of its properties may be bound or affected; and

                 (3) shall constitute its valid, binding and enforceable obligations in accordance with the terms of this Agreement;

         (c) HIT Rail's only owners as of the date of this Agreement are the HIT Rail Shareholders and the national railways of Slovenia, Slovakia and Luxemburg;

         (d) no representation, warranty, or covenant by HIT Rail in this Agreement is inconsistent with, or would cause HIT Rail to breach, any other promise or contractual obligation by HIT Rail; and

         (e) HIT Rail has not agreed with any entity other than GTS Hermes and the Company to assist or cooperate in the development of the Business or any PanEuropean Telecommunication Operator.

4.2      GTS Hermes represents and warrants to the other Parties that:

         (a) it is the type of entity indicated in the heading of this Agreement, duly formed and validly existing under the laws of the jurisdiction indicated in the heading of this Agreement, that is has complied with all its material legal and statutory obligations and that it has the power under its constitutive documents to execute and deliver this Agreement and to perform its obligations thereunder;

         (b) the execution of this Agreement by its undersigned representative and the delivery and performance by it of this
                 Agreement:

                 (1) have been duly authorized by all necessary action and do not violate any applicable law, statute, rule, regulation, order, ordinance, or requirement of any governmental entity with applicable jurisdiction;

                 (2) do not and shall not result in the breach of, or constitute a default under, or require any consent under (except for those that have already been obtained) its constitutive documents or any indenture, bank loan or credit agreement, mortgage, or other agreement or instrument to which it is a party or by which it or any of its properties may be bound or affected; and

                 (3) shall constitute its valid, binding and enforceable obligations in accordance with the terms of this Agreement.

4.3      NMBS represents and warrants to the other Parties that:

         (a) it is the type of entity indicated in the heading of this Agreement, duly formed and validly existing under the laws of the jurisdiction indicated in the heading of this Agreement, that is has complied with all its material legal and statutory obligations and that it has the power under its constitutive documents to execute and deliver this Agreement and to perform its obligations thereunder;

         (b) the execution of this Agreement by its undersigned representative and the delivery and performance by it of this
                 Agreement:

                 (1) have been duly authorized by all necessary action and do not violate any applicable law, statute, rule, regulation, order, ordinance, or requirement of any governmental entity with applicable jurisdiction;

                 (2) do not and shall not result in the breach of, or constitute a default under, or require any consent under (except for those that have already been obtained) its constitutive documents or any indenture, bank loan or credit agreement, mortgage, or other agreement or instrument to which it is a party or by which it or any of its properties may be bound or affected; and

                 (3) shall constitute its valid, binding and enforceable obligations in accordance with the terms of this Agreement.

4.4      Telfort represents and warrants to the other Parties that:

         (a) it is the type of entity indicated in the heading of this Agreement, duly formed and validly existing under the laws of the jurisdiction indicated in the heading of this Agreement, that is has complied with all its material legal and statutory obligations and that it has the power under its constitutive documents to execute and deliver this Agreement and to perform its obligations thereunder.

         (b) The execution of this Agreement by its undersigned representative and the delivery and performance by it of this
                 Agreement:

                 (1) have been duly authorized by all necessary action and do not violate any applicable law, statute, rule, regulation, order, ordinance, or requirement of any governmental entity with applicable jurisdiction;

                 (2) do not and shall not result in the breach of, or constitute a default under, or require any consent under (except for those that have already been obtained) its constitutive documents or any indenture, bank loan or credit agreement, mortgage, or other agreement or instrument to which it is a party or by which it or any of its properties may be bound or affected; and

                 (3) shall constitute its valid, binding and enforceable obligations in accordance with the terms of this Agreement.

4.5      AB Swed Carrier represents and warrants to the other Parties that:

         (a) it is the type of entity indicated in the heading of this Agreement, duly formed and validly existing under the laws of the jurisdiction indicated in the heading of this Agreement, that is has complied with all its material legal and statutory obligations and that it has the power under its constitutive documents to execute and deliver this Agreement and to perform its obligations thereunder;

         (b) the execution of this Agreement by its undersigned representative and the delivery and performance by it of this
                 Agreement:

                 (1) have been duly authorized by all neccessary action and do not violate any applicable law, statute, rule, regulation, order, ordinance, or requirement of any governmental entity with applicable jurisdiction;

                 (2) do not and shall not result in the breach of, or constitute a default under, or require any consent under (except for those that have already been obtained) its constitutive documents or any indenture, bank loan or credit agreement, mortgage, or other agreement or instrument to which it is a party or by which it or any of its properties may be bound or affected; and

                 (3) shall constitute its valid, binding and enforceable obligations in accordance with the terms of this Agreement.

ARTICLE 5 - COVENANTS

5.1      HIT Rail

         HIT Rail covenants and agrees with GTS Hermes and the Company that it shall (i) use its best efforts to establish such commercial agreements between individual HIT Rail Shareholders and the Company, to obtain rights of way from individual HIT Rail Shareholders and to cooperate in obtaining such Licenses as may advance the Business and (ii) shall use their best efforts to ensure that the HIT Rail Shareholders cooperate in obtaining such Licences all in accordance with the Business Plan of the Company and as may be necessary or advisable in furtherance of the Company's Business, (iii) shall not, so long as both HIT Rail and GTS Hermes are Shareholders and for one year after HIT Rail ceases to be a Shareholder, agree with any entity other
         GTS Hermes and the Company to assist or cooperate in the development of any PanEuropean Telecommunications Operator and (iv) shall use their best efforts to obtain on the Company's behalf such materials as may be required and arrange inspection visits of selected rights of way for the purpose of making initial cost estimates.

5.2      Further Funding

         The Parties understand that further funding of the Company may become necessary through loans or additional capitalization and the Parties shall do all things reasonably necessary including the waiving of pre-emptive rights in accordance with Article 6.2 (c) to facilitate such further funding. The Shareholders each shall procure that its nominees on the Board of Supervisory Directors of the Company, if any, shall not unreasonably oppose additional capitalization and each accepts the principle of being diluted in its share holding to the extent that it does not participate in the subscription for new shares in accordance with the pre-emption provisions set out in the Articles of Association. It is the sole discretion of each Shareholder, whether to participate in such issue(s) of shares. The period in which pre-emption rights can be exercised will be four weeks. The Shareholders will inform each other within four weeks of having been notified of an issue of shares with a pre-emptive right whether or not they will make use of such right, and if so, to what extent.

5.3      Non compete

         So long as GTS Hermes is a Party to the Agreement GTS Hermes shall not agree with any other entity than HIT Rail and the Company to assist or cooperate in the development of any PanEuropean TeleCommunications Operator.

5.4      Waiver statutory forced sale rights

         GTS Hermes hereby unconditionally and irrevocably waives its rights to purchase the Shares held by the other Shareholders in the Company pursuant to article 201 (a) of Book 2 of the Netherlands Civil Code,

5.5      Employee share options

         The Parties acknowledge that it may be desirable from an incentive point of view to issue share options to the management and or employees of the Company and, without prejudice to the provision of
         Article 8.2 of this Agreement, the Parties agree to vote in favour of options to issue shares pursuant to any reasonable and "arms length" share option agreement containing customary terms and conditions.

5.6      Dividends

         It is the intention of the Parties to maximize the distributions of the Company to its Shareholders, taking into consideration the contractual obligations in relation to further funding by issuance of shares or notes, as well as to the extent allowed by law and the Articles of Association, and subject to the retention in the Company of sufficient funds to ensure the continued operation and development of the Company in accordance with its Business Plan. The Parties will procure that their representatives in the Board of Supervisory Directors will, pursuant to article 20 paragraph 2 of the Articles of Association, vote to pay out profits to the Shareholders, taking into account the aforementioned principle.

5.7      Articles of Association

         The Parties other than the Company shall procure that the amendment of the currently applicable articles of association shall be effected as soon as possible following the date of signing of this Agreement and pending such amendment the Parties other than the Company agree to be bound by the Articles of Association (and GTS shall procure that the same be observed by the Company to the extent possible) as if they were in force from the date of the signing of the Agreement onwards.

ARTICLE 6        GOVERNANCE

6.1      Structure

         The Shareholders shall hold General Assemblies, and the Company shall have a Board of Supervisory Directors and a Management Board.

6.2      General Assemblies

(a) The Shareholders shall hold an annual General Assembly at the offices of the Company's headquarters or at such other place as the Shareholders may agree, and may hold extraordinary General Assemblies at the request of Shareholders holding at least 10 percent of the issued share capital of the Company. The Management Board shall ensure that notice of any General Assembly and an agenda are distributed to and received by the Shareholders no less than fifteen (15) days prior to the date of the General Assembly. Subject to the provisions of the Articles of Association and applicable law, the quorum for any General Assembly shall be four fifths (4/5) of the Shares. If the quorum is not met, then a second meeting will be called on a date which is at least 5 business days and not more than 4 weeks after the date of the first meeting. In such second meeting resolutions on the subjects put before the first meeting can be adopted by a majority of votes cast irrespective of the number of shareholders represented such second meeting.

(b) The Shareholders shall each vote in favour of the appointment of all Supervisory Directors duly nominated in accordance with the Articles of Association and Articles 6.3(d) and 6.5 of this Agreement.

(c) All decisions of the General Assembly shall be adopted by a simple majority of the votes cast, with the exception of the following decisions which shall require at least eighty-five (85)% of the votes cast:

         (i) the purchase by the Company of Shares in its own capital and any redemption of Shares;

         (ii) the exclusion of pre-emptive rights in the case of an issue of new shares and the transfer of Shares held by the Company, except in the event of a public listing of the Shares or of new shares or of an offering of Shares or options on new shares (warrants) to professional investors in order to obtain further funding;

         (iii)   a winding up or dissolution of the Company;

         (iv) any amendment of the Articles of Association of the Company other than those pertaining to increases in the authorized capital of the Company or to convert the Company into an N.V. ("Naamloze Vennootschap") to enable a public listing of Shares or new shares;

         (v)     any amendment of the scope of business of the Company;

         (vi)    the declaration of dividends; and

         (vii)   the admission of new shareholders to this Agreement.

6.3      Board of Supervisory Directors

(a) Subject to the provisions of this Agreement and the Articles of Association, the Board of Supervisory Directors shall have complete and exclusive power to supervise the policy of the Management Board and the general course of affairs of the Company and the Business.

(b) Subject to the provisions set forth below and the Articles of Association and unless otherwise agreed by the Shareholders, the number of persons comprising the Board of Supervisory Directors shall not exceed ten (10) members and shall not be less than four (4) members.

(c) The Board of Supervisory Directors shall designate its Chairman and Vice Chairman and the Shareholders shall procure that the Board of Supervisory Directors appoints as Chairman and Vice Chairman the persons so designated. The Chairman shall prepare an agenda for the meetings of the Board of Supervisory Directors, without prejudice to the right of the members to put up for discussion at meetings issues other than those set out in the agenda. The Chairman, or in his absence the Vice Chairman, shall preside the meetings.

(d) Each Participating Shareholder who holds an interest of at least 6.8% in the issued capital of the Company shall be entitled to make a binding nomination for the appointment of one (1) Supervisory Director, and, the other Participating Shareholders together to the extent each holds less than 6.8% shall be entitled by rotation to make a binding nomination for the appointment for 2 years of one (1) Supervisory Director, provided that, so long as HIT Rail is the legal owner of at least one (1) Share, HIT Rail shall be entitled to nominate at least one (1) Supervisory Director. If the Participating Shareholders together holding less than 6.8% cannot agree on the person to be appointed, any one of them may refer the decision to appoint a new member to the Supervisory Board whose decision shall be binding on the Participating Shareholders. So long as GTS Hermes is the legal owner of 50% of the Shares, GTS Hermes shall have the right to make a binding nomination for appointment of such number of members of the Board of Supervisory Directors as matches the number of members appointed by the other Shareholders. If GTS Hermes is the Legal owner of two-thirds (2/3) or more of the Shares, GTS Hermes shall have the right to make a binding nomination for appointment of such number of members to the Board of Supervisory Directors equal to one member more than appointed pursuant to the nominations by all the other Shareholders. The percentage of 6.8% reflects the estimated increase of the interest of NMBS in the Company after the HIT Rail Shareholders have become direct shareholders of the Company as mentioned in the "WHEREAS" clause under e., and consequently, such percentage is subject to change if the issued capital of the Company as set forth in
         Article 2, is increased.

(e) Board of Supervisory Directors shall meet at least quarterly at the office of the Company's headquarters, unless the Board agrees to meet elsewhere. Notice of Board meetings shall be provided by the Chairman no less than four (4) weeks in advance and the proposed agenda for such meeting shall be provided by the Chairman no less than two (2) weeks in advance. The quorum for meetings of the Board of Supervisory Directors validly convened shall be a simple majority of the members of the Board of Supervisory Directors. If the quorum is not represented in such meeting, a second meeting of the Board of Supervisory Directors will be called on a date which is at least 5 business days and not more than 4 weeks after the date of the first meeting. In such second meeting, resolutions on the subjects put before the first meeting can be adopted by a majority of the votes cast irrespective of the number of Supervisory Directors represented at such second meeting. Each Supervisory Director may designate any other Supervisory Director to serve as his attorney-in-fact at any such meeting. The Company shall bear the reasonable costs and expenses of the attendance of the members at the meetings of the Board of Supervisory Directors.

(f) At each of its regular meetings, the Board of Supervisory Directors shall determine the time and place of the Board's next regular meeting. The Chairman may, on his own initiative or at the request of any other member, call non-regular meetings of the Board of Supervisory Directors.

(g) The Board of Supervisory Directors may also convene and/or take action by telephone or video-conferencing, provided that the quorum set out in paragraph (e) above is present thereat. The Board may also take action by unanimous written consent.

(h) Subject to the Articles of Association, issues arising at any meeting shall be decided by a simple majority of the members of the Board of Supervisory Directors.

(i) Each Supervisory Director has one vote. If an equal number of votes is cast in favour of and against a proposal, the Chairman shall not have a deciding vote. In respect of any such proposal:

         (i) the proposal shall be referred to the Chief Executive Officer of each of the Shareholders or his designee, who shall use their best efforts to reach agreement with respect to such proposal within 30 days of such meeting; their agreement shall be considered a resolution of the Board of Supervisory Directors; and

         (ii) if they fail to come to an agreement on the proposal, the deadlock mechanism provided for in paragraph 4 of Article 18 of the Articles of Association shall mutatis mutandis apply. The committee of experts appointed in accordance with such provision will be instructed to render a decision within 60 days.

6.4      Management Board

(a) Taking into account the terms of this Agreement and the Articles of Association the Management Board shall:

         (1) carry out the Business Plan of the Company as amended from time to time;

         (2) organize preparation for carrying out decisions of the Board of Supervisory Directors made in accordance with the relevant provisions of the Articles of Association and submit reports on their accomplishment;

         (3) prepare a proposed revision to the Business Plan on an annual basis and present it to the Board of Supervisory Directors;

         (4) prepare a proposed budget setting forth a detailed plan for capital and any other investment, expenses, and projected revenue for the Company in connection with its activities over the fiscal year covered by such budget period, and present the proposed budget to the Board of Supervisory Directors;

         (5) manage Company property including its cash funds within such guidelines as may be set by the Board of Supervisory Directors;

         (6) conclude contracts and agreements in the Company's name and ensure their fulfilment;

         (7) distribute profits in accordance with the relevant provisions of the Articles of Association;

         (8) adequately insure and keep so insured the Company against all risks usually insured against by companies carrying on the same or similar business;

         (9) carry out other functions based on the Articles of Association that are not inconsistent with the provisions of this Agreement or the direction of the Board of Supervisory Directors; and

         (10) subject to Article 12.2, represent the Company in its relations with organizations, state organizations, firms, and institutions concerning the Business.

(b) GTS Hermes shall procure that the Management Board shall not without the prior written approval from the Board of Supervisory Directors permit the Company to engage in any dealings with relatives (in the case of an individual) of members of the Management Board or enter into any contracts with any Shareholder or Affiliated Company which are not in the ordinary course of business for the Company or which are not on normal commercial terms such as would be offered any unrelated third party.

(c) GTS Hermes shall have the right to nominate for removal or appointment of the Managing Director and the other Shareholders agree, subject to the provision set out in paragraph (d) below, to vote in favour of any such nomination, unless it cannot reasonably be expected to do so, and GTS Hermes agrees to indemnify and hold the other Shareholders harmless from and against any liability which it might incur as a result of any removal contemplated above.

(d) Any Managing Director to be appointed in accordance with the above shall have submitted to the Shareholders prior to his appointment a written statement agreeing to be bound by the confidentiality covenant set out in Article 11 of this Agreement in respect of any information labelled confidential by the Shareholders.

(e) GTS Hermes covenants with the other Parties that it shall at all times procure that the Company complies with all of its obligations under this Agreement and the Articles of Association.

6.5      Removal; Successors

         From time to time during the term of this agreement, any Shareholder may request the removal or suspension of a Supervisory Director previously nominated by that Shareholder in accordance with Article 6.3, and, the other Shareholders undertake upon the making of such request to exercise their voting rights in favour of such removal or suspension and, in case of removal, in favour of the appointment of a successor nominated by that Shareholder, which nominee the Shareholders undertake to promptly appoint in the place of the removed Supervisory Director. Unless the Shareholders agree otherwise, if a Shareholder removes a Supervisory Director previously nominated by that Shareholder, that Shareholder shall bear any liability for such removal and shall indemnify the other Shareholders and the Company against any costs that they may incur in connection with such removal.

ARTICLE 7 - CONDUCT OF BUSINESS

7.1      Shareholder Representatives

(a) Each Shareholder shall appoint one (1) natural person to serve as its representative at the General Assemblies and to carry out other responsibilities of Shareholders as provided in this Agreement. A representative may, after giving reasonable written notice to the other representatives, designate any natural person to serve as a substitute at any General Assembly and for any other purpose under this Agreement.

(b) Each Shareholder may remove its representative from time to time. Upon the death, disability, resignation, or removal of its representative, a Shareholder shall appoint a successor representative and shall promptly notify the other Parties of such appointment.

(c) A person designated as the representative of a Shareholder shall be deemed to continue as such unless and until the Company and all the other Shareholders receive a written notice signed by the appointing Shareholder designating a successor representative. The Company and each Shareholder shall be entitled to rely on the authority of the most recently appointed representative of whose appointment they have received notice with respect to any matter for which a Shareholder's representative may act under this Agreement.

(d) Each Shareholder shall ensure that this representative has appropriate authorization to act on its behalf with respect to any actions required, permitted, or provided under this Agreement to be taken by its appointing Shareholder and noted on the agenda for a particular meeting, including without limitation giving or receiving notices, offers, acceptances, and other communications provided for in this Agreement.

(e) Unless the Shareholders agree otherwise, if a Shareholder removes its representative pursuant to Article 7.l(b) hereof, that Shareholder shall bear any liability for such removal and shall indemnify the other Shareholders and the Company against any costs that they may incur in connection with such removal.

7.2      Award of Licenses

         Each Shareholder agrees to cooperate with the Company in obtaining the Licenses and operating the Business in connection therewith in accordance with the Business Plan.

7.3      Shareholder Advisory Council (SAC)

         To ensure sufficient Shareholder representation regarding key business issues, the Management Board will form a Shareholder Advisory Council
         (SAC) to be populated by a representative from each Participating Shareholder. This will not be a voting body or a decision-making body, but rather a group of active and interested Shareholders willing to both offer advice and counsel to the Management Board as well as to ensure awareness within their own organization of Company issues and progress. The SAC would normally convene six times per year

ARTICLE 8 - ISSUE AND TRANSFER OF SHARES; PRE-EMPTIVE RIGHTS

8.1 The Shareholders agree to grant their consent pursuant to paragraph 1 of Article 8 of the Articles of Association to any transfer of Shares to a transferee who is and remains an Affiliated Company of the transferor Shareholder and the Shareholders may, when entitled under this Agreement to be issued additional Shares, designate an Affiliated Company to take up such Shares provided that:

         (1) The obligations of the transferor Shareholder under this Agreement will remain unaffected by the transfer contemplated above; and

         (2) the Shares will be retransferred to the transferor Shareholder (or in the event there have been a series of transfers between Affiliated Companies, then to the first transferor Shareholder) immediately prior to the ultimate transferee ceasing to be an Affiliated Company of the transferor Shareholder except if the (first) transferor Shareholder has been voluntarily liquidated; and

         (3) the transferor Shareholder warrants that it shall unconditionally and irrevocably guarantee the performance of the Affiliated Company's obligations under this Agreement.

8.2 Except in case of a public listing or an issue of new shares or Shares or options on shares (warrants) to professional investors to obtain further funding, it shall be a condition precedent to any issuance of shares by the Company to a third party and to the right of any Shareholder to transfer its Shares to any third party (including

         Affiliated Companies) or to designate the allotment of additional shares to an Affiliated Company that the transferee or allottee becomes a Party to this Agreement. The joining of such transferee or allottee as a Party to this Agreement will take place by means of, and as of the date of, the signing of an admittance statement by such third party in the format as attached hereto as Annex 2. The transferee or allottee shall send the admittance statement to the Company, which shall provide each of the Paries with a copy thereof. The Shareholders hereby agree for the future to the amendment of this Agreement at any time an admittance statement becomes effective.

8.3 The Shareholders and the Company shall do or procure to be done all such acts and things as may be necessary to give full effect to the transfers contemplated in this Article 8 and the registrations thereof.

8.4 Subject to Article 8.1, if a Shareholder transfers all of its Shares, the transferor Shareholder shall upon completion of such transfer and the transferee becoming a party to this Agreement be released from all its obligations and liabilities under this Agreement, with the exception of:

         (i) any liability resulting from antecedent breaches of this Agreement; and

         (ii) those provisions of this Agreement stated to continue after termination hereof.

8.5 Except where the transfer is in accordance with this Article 8, upon the transfer by a Shareholder of all its Shares, such Shareholder shall deliver to the Company the written resignations of all those Members of the Board of Supervisory Directors nominated by such Shareholder pursuant to the provisions of Article 7.

8.6 Notwithstanding any other provision of this Agreement, if any binding measure of the Commission or Council of the European Communities or any judgement of any court or tribunal or any regulation or legislation of any other relevant authority shall prohibit or in any way restrict the holding of Shares by a Shareholder (the

         Prohibited Shareholder), then the Prohibited Shareholder may give a written notice (the Transfer Notice) to the other Shareholders and the Company to transfer some or all of its Shares to a third party and, where a prohibited Shareholder shall be entitled under this Agreement to be issued any additional Shares or require or accept a transfer of any Shareholder's Shares, it may designate a third party, in each case, acceptable to the other Shareholders to take up such Shares (or the rights to be allotted Shares) within thirty-five (35) days of receipt of notice that such third party is acceptable provided that if the other Shareholders shall not accept such third party within twenty-one
         (21) days of receipt of the Transfer Notice, and unless otherwise agreed by the Shareholders, the other Shareholders shall be obliged to purchase all of the Shares held by the Prohibited Shareholder on a pro rata basis within thirty-five (35) days of receipt of the Transfer Notice, failing which the Prohibited Shareholder shall be obliged to transfer such Shares (or the rights to be allotted Shares) to such third party who shall be deemed to be acceptable to the other Shareholders. The purchase price of any transferred Shares shall be determined pursuant to the procedures set forth in Article 8 of the Articles of Association.

ARTICLE 9 - PROVIDE FIBRE CAPACITY

The Company or its designated vendor will provide fibre capacity in its network for use by the Shareholders on fair commercial terms, use, quantity and price to be negotiated on a bilateral basis between the relevant Shareholder and the Company or its designated vendor.

ARTICLE 10 - TERM AND TERMINATION OF AGREEMENT

Except for obligations under Article 11 which shall survive termination, and obligations or liabilities not discharged upon termination, this Agreement shall terminate in respect of all Parties simultaneously pursuant to a decision to terminate this Agreement as of a certain date, provided that such decision has been approved in writing by such a number of Parties together holding at least eighty-five (85)% of the voting Shares. In addition all rights and obligations under this agreement (except for obligations and liabilities which have not been discharged or which survive termination) shall terminate automatically in respect of any Party, if such Party no longer holds Shares in the Company.

ARTICLE 11 - CONFIDENTIAL INFORMATION

The Parties shall not and shall procure that none of their officers, employees, Managing or Supervisory Directors, or Affiliated Companies or their officers, employees, Managing or Supervisory Directors, or the Company or any of its Managing or Supervisory Directors, or employees shall at any time hereafter, save when required by law, make use of or disclose or divulge to any third party any information relating to the Company which has been designated in writing as confidential by the disclosing Party.

ARTICLE 12 - MISCELLANEOUS

12.1     Government Notification and Information

         If the Shareholders jointly conclude that any applicable antitrust or competition regulatory requirement of the European Communities or any other governmental body requires a notification or information, or if the Shareholders jointly conclude that it would be desirable to submit such notification or information, then the Shareholders shall cooperate in the preparation and delivery of the notification or information.

12.2     Publicity

         For the duration of this Agreement, any formal press, public announcement, news release or other form of major publicity relating to this Agreement or any of its terms shall be made only after prior consultation between the Parties and if the substantive content is mutually agreed upon. No party shall unreasonably withhold or delay its consent to any formal press, public announcement, news release, filings, or other form of major publicity relating to the existence of this Agreement or its terms, if such is required by the laws of any jurisdiction governing any of the Parties or in connection with the procurement of capital.

12.3     Severability

         Each and every obligation under this Agreement shall be treated as a separate obligation and shall be severally enforceable as such and in the event of any obligation or obligations being or becoming unenforceable in whole or in part such part or parts as are unenforceable shall be deemed deleted from this Agreement and any such deletion shall not affect the enforceability of the remainder of this Agreement.

12.4     Force Majeure

         The failure or delay of any Shareholder (the "Affected Shareholder") to perform any obligation under this Agreement or the Company being unable to conduct its business solely by reason of acts of civil or military authority, civil disturbance, war, strikes or other labour disputes (by employees of any third party) or disturbances, fire, or laws, regulations, acts, or orders of any governmental agency or official thereof, other catastrophes, or any other circumstances beyond its reasonable control ("Force Majeure") shall not be deemed to be a breach of this Agreement so long as the Affected Shareholder or its Affiliated Company shall not have contributed to such Force Majeure, shall have used its best reasonable efforts to avoid such Force Majeure or to ameliorate its effects, and shall continue to take all actions within its power to comply to the extent possible with the terms of this Agreement. In the event of any such failure or delay, performance of the obligations shall be deferred until the Force Majeure ceases to affect the performance of obligations hereunder, provided that if the Force Majeure affects the performance of a material obligation and has not ceased within nine (9) months, any Affected Shareholder may withdraw as a Party to this Agreement.

12.5     Entire Agreement

         This Agreement and the agreements to be entered into pursuant to it supersede all prior agreements among the Parties with respect to the subject matter hereof and contain the entire agreement among the Parties with respect to the subject matter hereof, including the Annexes. Each party confirms to each of the others that it is not relying on any reputation, warranty, or commitment of any kind save as set out in or explicitly contemplated by this Agreement and the Annexes and, for the avoidance of doubt, the Parties (other than the Company) acknowledge that their respective Shareholders are not parties hereto and are in no way whatsoever bound by, and will not be held to by the

         Company, any Shareholder or any of their respective Affiliated Companies, any of the terms hereof.

12.6     Amendment

         This Agreement may not be amended, supplemented, or discharged, and no provision may be modified or waived, except as expressly provided in this Agreement or by an instrument in writing signed by such a number of Parties together holding at least (eighty-five) (85)% of the voting shares in the capital of the Company, in which case the amended Agreement shall be effective in respect of all Parties to the Agreement as of the date of the signed instrument, notwithstanding the fact that any one Party has not approved such amendment. No waiver of any provision hereof by any Party shall be deemed a waiver by or in favour of any other Party, nor shall any such waiver by any Party be deemed a continuing waiver of any matter or a waiver of any other matter by such Party. No allowance of time or other indulgence shall constitute a waiver or preclude the subsequent assertion or enforcement of the right or remedy concerned or any other right or remedy. No exercise of any right or remedy shall be deemed to imply a waiver of, or prevent the subsequent assertion or exercise of, any other right or remedy in respect of the same or any other matter. No amendment, modification, supplement, discharge, or waiver hereof or hereunder shall require the consent of any person not a Party to this Agreement except as required by law.

12.7     Variations Terms and Pronouns

         All terms, pronouns, and any variations thereof, shall be deemed to refer to the masculine, feminine, neuter, singular, or plural as the identity of the person or persons or entity or entities require.

12.8     Headings

         All captions or headings contained in this Agreement are for convenience of the Parties only and shall not affect the interpretation of any provision of Agreement.

12.9    Language

         All meetings of the Company and all documentation relating to the Company shall be in the English language unless otherwise required by applicable law.

12.10    Costs

         The Company shall bear the reasonable legal fees and expenses incidental to the registration, preparation and completion of this Agreement.

12.11    Counterparts

         This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement shall be binding as of the date of signing by at least two Parties and shall be binding on each other Party as of the date of its signing.

ARTICLE 13 - APPLICABLE LAW AND CHOICE OF FORUM

(a) This Agreement shall be governed by and construed in accordance with the laws of The Netherlands.

(b) In the event that disagreements or disputes arise with respect to the interpretation or performance of this Agreement or any of its provisions, the Parties will use their best efforts to resolve them through consultation. Disagreements or disputes that have not been settled by such consultation within thirty (30) days after the first notification thereof by one Party to the other will, at the request of either Party, be submitted to and finally settled by arbitration in accordance with the Rules of The Netherlands Arbitration Institute. The arbitration shall be conducted in Amsterdam, The Netherlands, in the English language.



Signed in six counterparts

HIT RAIL B.V.                      GTS HERMES, INC.

/s/ SVEND LAURSEN
----------------------------      ---------------------------
By:  Svend Laursen                By: [ILLEGIBLE]

Title:  M.D. of Hitrail B.V.      Title:  Chief Executive Officer

Date:  July 16, 1997              Date:  7/19/97



NMBS/SNCB                         TELFORT B.V.


----------------------------      ---------------------------
By:                               By:

Title:                            Title:

Date:                             Date:


AB SWED CARRIER                   HERMES EUROPE RAILTEL B.V.

                                  /s/ [ILLEGIBLE]
----------------------------      ---------------------------
By:                               By:

Title:                            Title:

Date:                             Date:

                                                                      ANNEX 1

Draft July 3, 1997 (amendments from current articles reflect decisions in HER recapitalization plan and Hit Rail/GTS Hermes consensus on amended shareholders agreement of May 23, 1997)

                    AMENDMENT TO THE ARTICLES OF ASSOCIATION
                         OF HERMES EUROPE RAILTEL B.V.



                            ARTICLES OF ASSOCIATION:
                                Name and Office.
                                   Article 1.

The Company shall bear the name of: Hermes Europe Railtel B.V. and shall have its principal office in Amsterdam.

                                    Objects.
                                   Article 2.

1.   The objects of the Company are:

     a. to promote, develop, implement and turn to account digital communication networks and systems, particularly in the area of and/or, inter alia, departing from railway infrastructure;

     b. to participate in, to administer and/or manage and finance other enterprises and to have an interest, in whatever way, in other enterprises, as well as to guarantee the debts of third parties;

     c. all that is related or may be conducive to the objects mentioned under a. and b.

2. When performing activities in the general course of affairs in the company, the working language is the English language.

                                   Duration.
                                   Article 3.

The Company has been established for an indefinite period of time.

                                    Capital.
                                   Article 4.

1. The authorized share capital of the Company amounts to two hundred and ninety-seven million Dutch guilders (NLG 297,000,000), and is divided into twenty-nine point seven billion (29,700,000,000) shares of a nominal value of one Dutch cent (NLG 0.01) each.

2. Upon an issue of new shares, the full nominal amount of each share must be paid in. It may be stipulated by the board of supervisory directors that a part of the nominal value not exceeding three quarters thereof, need only be paid after the company has called it in. The board of supervisory directors has the authority to resolve that further payments on the shares not exceeding the full nominal amount thereof, have to be made. The claim for further payment is not transferable and cannot be pledged.

     Prior to each single issuance the right of pre-emption as set forth in sub-section 3. hereof may be limited or excluded in a general meeting of shareholders.

     Payment in foreign currency of shares, to be issued after the incorporation, can only be made with the approval of the Company.

3. Shareholders shall have a pre-emption right to the shares to be issued and options on shares to be issued in proportion to the total nominal value of the shares held by each of them.

     However, individual shareholders shall not have a pre-emption right to shares or options issued to employees of the Company or of a group company.

4. Issue of shares with a pre-emption right and the term, during which it may be exercised, shall be notified in writing by the Company to all shareholders. A pre-emption right can be exercised during at least four weeks after the day the notice was received by all shareholders.

     If a shareholder has not complied with his obligation to pay the shares in time, he cannot execute the rights to meet and to vote in respect of his shares as long as he is default, and his right to dividends is deferred.

5. In order to subscribe or acquire shares in its capital or certificates of beneficial ownership thereof, the Company may only grant loans not exceeding the amount of the payable reserves and provided that the general meeting has granted its approval; the Company shall then keep a non-payable reserve to the amount of the outstanding loans.

6. The Company shall not cooperate in the issue of depositary receipts of shares in the Company.

7. Shares not yet issued shall be issued pursuant to a resolution of the Board of Supervisory Directors setting out all the terms of such issue.

                                     Shares.
                                   Article 5.

1. All shares shall be registered and shall be numbered consecutively from 1 on.

2. Neither share-certificates nor bearer certificates of beneficial ownership shall be issued in respect of shares.

                           Register of shareholders.
                                   Article 6.

1. The Board of Managing Directors shall keep a register into which the names and addresses of all the holders of shares are entered together with the nominal amount paid on every share, and the quantity and the numbers of the on every share, and the quantity and the numbers of the shares, held by every shareholder.

2. The register shall likewise contain the names and addresses of those who have a right of usufruct or a pledge with regard to such shares, stating to which rights attached to the shares they are entitled pursuant to paragraphs 7 and 8 of this article.

3. Every shareholder usufructuary and pledgee, shall have the obligation to take care that his address is known to the Company.

4.   The register should be kept up regularly.

     Any entry in the register and any extract, as referred to in paragraph 5, shall be signed by the managing director.

5. Upon request, the Board of Managing Directors shall provide a shareholder, usufructuary or pledgee with a free extract from the register concerning his rights with respect to the shares.

     In case a right of usufruct or a pledge is established on a share, the register shall indicate who shall be entitled to the rights referred to in paragraphs 7 and 8 of this article.

6. The Board of Managing Directors shall deposit the register at the office of the Company for inspection by shareholders as well as by usufructuaries and pledgees.

7. The shares may be encumbered with usufruct and a pledge. The voting right in respect of the shares shall, however, remain vested in the shareholder.

8. The usufructuary and the pledgee shall not have the rights conferred by law to the holders of depositary receipts of shares issued with the co-operation of the Company.

9. Rights ensuing from a share and aiming at the acquisition of shares, shall belong to the shareholder, provided that he shall compensate the usufructuary for the value thereof as far as the latter is entitled to such compensation pursuant to his right of usufruct.

                                   Article 7.

If a share is held jointly by more than one person, the Company may require that the joint holders shall grant one person a written power of attorney to represent them in their relations to the Company.

             Transfer and transition of shares (Blocking rules).
                                  Article 8.

1. Every transfer of one or more shares by a shareholder may only be effectuated in the way and with due observance of the provisions of this article and article 9. These provisions need not to be observed, if within a period of thirty days after the shareholder who wants to transfer, has request for the permission, all shareholders have granted written permission for the transfer and moreover, the transfer is effected within three months after the approval has been granted by all shareholders.

2. A shareholder intending to alienate one or more of his shares shall give notice thereof to the Board of Managing Directors and to the Board of Supervisory Directors, which notice shall be considered to be an offer for sale.

3. As soon as possible but no later than five working days after receipt of that notice, the Board of Managing Directors shall give notice to all shareholders.

4. Within one month after the date of the notice to the shareholders, the shareholders shall inform the Board of Managing Directors, if they wish to take over either all the shares offered or part thereof.

5. If shareholders apply for a number of shares exceeding the number that is available, shares shall be allocated by the Board of Managing Directors as far as possible in proportion to the total nominal amount of shares held by each applicant and, insofar as proportional distribution is impossible, to several applicants jointly.

6. As soon as it becomes clear that not all the shares offered are taken over by other shareholders, the offeror shall have the rights as hereinafter referred to in paragraph 13.

     Without the offeror being bound thereto in whatever way, within thirty days after receipt of the notice referred to in paragraph 2 the Board of Managing Directors may apply for the shares that are not taken over, on behalf of the Company.

     If the offeror wishes to accept, he may do so on the condition that the price to be paid be increased by the additional income tax due he has to pay as compared with the income tax to be paid in case of a sale to a third party.

7. Within thirty days after receipt of the notice referred to in paragraph 2, the Board of Managing Directors shall inform the offeror whether or not application was made for the shares and in the affirmative, inform him of the name(s) of the applicant(s) and the number of shares he/they wish(es) to buy, while at the same time the Board of Managing Directors shall inform the applicant(s) of the number of shares allocated to him/them for the time being, pursuant to paragraph 5.

8. The price at which shares are to be transferred shall be fixed by the offeror and the applicant(s) by common agreement. If they fail to reach an agreement on the price within one month after the date of the informing notice referred to in the preceding paragraph, the price shall be the value of the offered shares as determined by an independent expert, to be appointed by the Chairman of the Chamber of Commerce and Industry of the district in which the Company has its principal office, upon request of the most diligent party. The expert so appointed shall take into account any bona fide offer made by a third party to purchase the shares, including the price and any other conditions of such offer.

9. The costs of valuation shall be paid by the Company except in case the price determined by the expert is equal to or more than the price originally offered by the offeror, in which case the costs shall be borne by the party requesting the independent valuation.

     If the right referred to in paragraph 12 of the present article is made use of, half of the valuation costs shall be paid by the person who withdraws.

     The Company is obliged to provide the expert(s) with all the data relevant for the valuation upon first request and without any delay, including the price and the conditions of the offer of a bona fide third party.

10. The expert shall inform the Board of Managing Directors of his decision. Within five working days after receipt of that decision, the Board of Managing Directors shall notify the same to the offeror and the applicant(s).

11. After the price of all the shares has been determined, the offeror may demand that each of the applicants provides security - by means of an irrevocable bank guarantee or otherwise - for the payment of the purchase price within a reasonable period of time.

12. The offeror shall always be entitled to withdraw his offer, provided he does so within one month after having been informed of the applicant(s) to whom he may transfer all the shares offered and at which price.

     Shares should be transferred within one month after the expiration of the term within which the offeror may withdraw, against payment of the purchase price.

13. If not all the shares offered are taken over or the above mentioned security, demanded by the offeror for the payment to him of the purchase price of all his shares, has not been granted, the offeror shall be entitled to withdraw in respect of all the shares offered, he may consider the purchase agreements and any transfer with respect to part of the shares as cancelled and he shall be free to transfer all the shares offered to whatever party he wishes, within three months after having been informed of the fact that there are no or not sufficient applicants or after it appeared that the security referred to above was not granted within the term fixed, provided that the transfer price is not lower than the price for which the shares were originally offered; in the event that the transfer price is lower, the shares shall be offered to the other shareholders first, in accordance with the rules as mentioned in this article and in article 9.

14. In case the offeror fails to co-operate with the transfer, notwithstanding payment or security for payment of the purchase price, the Company shall be irrevocably authorized to effectuate the transfer and to record the transfer in the register of shareholders.

15. All notices and communications referred to in this article shall be made by registered mail with postal receipt or by means of service of a writ.

16. The Board of Managing Directors is obliged to keep the Board of Supervisory Directors informed of the progress and the results of the actions meant in the present article.

                                   ARTICLE 9.

1. The shares of a shareholder, being a legal entity which is dissolved, adjudicated bankrupt or has obtained a provisional official moratorium, and the shares being part of any community which is dissolved, shall be offered for sale by the person or persons entitled to transfer, within two months after the decease or dissolution referred to above or after any of the other events referred to above is irrevocably established, respectively after expiry of the term of two years referred to in paragraph 4 without the allotment mentioned therein being effectuated.

     As long as the transfer has not been effectuated, all the rights in respect of the shares involved may not be exercised.

2. The relevant provisions of article 8 - including paragraph 1 of that article - shall be applicable to the offer referred to above and the subsequent effectuation thereof, on the understanding however, that the offeror shall not be entitled to withdraw as mentioned in paragraph 12 of article 8 and in case no offer is made the Company shall also be irrevocably authorized to make an offer and to effectuated the transfer.

     If not all the shares thus offered are taken over, the shareholder shall be bound, however, to keep his shares and he shall be deprived of the right, provided for in paragraph 13 of article 8, to alienate the shares to whomever he wishes.

3. The obligation to make an offer shall not apply in case of allotment to the person who contributed the share or the shares to the community which has been dissolved.

4. The allotment referred to in the preceding paragraph shall be effectuated within two years after the dissolution and the Company shall be informed of the allotment within one month.

5. If, owing to the same legal fact, several persons are bound to offer, they shall be entitled to offer the shares concerned as one package.

                              TRANSFER OF SHARES.
                                  ARTICLE 10.

1. The transfer of shares shall be effected in accordance with the applicable statutory regulations.

2. In case of allotment of shares as a result of a division of a community and in case of establishment and transfer of a right of usufruct or pledge on shares, paragraph 1 shall apply accordingly.

3. The provisions of this article can be only applied with regard to a transfer and allotment of shares and division of any community, if the provisions of article 8 and 9 have been observed.

              Acquisition and possession of shares by the Company.
                                  Article 11.

1. Unless the Company acquires shares for no value or under an universal title, the Company may, subject to prior authorization of the Board of Supervisory Directors and pursuant to a resolution of the general meeting, only acquire fully paid-up shares in its own capital, if:

     a. the shareholders' equity of the Company, decreased with the acquisition price, is not less than the paid-up and claimed part of the capital, increased with the reserves to be kept in accordance with the law or the Articles of Association;

     b. the nominal amount of the shares to be acquired and those already held by the Company and its subsidiaries jointly, amounts to no more than half of the issued share capital;

     c. in the event that the current financial year has ended more than six months ago - the annual accounts of the preceding year have been adopted.

          In this paragraph shares also include depositary receipts of shares.

          A subsidiary of the Company may not subscribe or cause the subscription for shares in the Company's capital for its own account. A subsidiary of the Company may only acquire such shares for its own account and on a particular basis of title insofar as the Company itself may acquire shares in its own capital pursuant to the provisions of this paragraph.

2. The Company cannot exercise voting rights in respect of shares, held by the Company itself, or of which it has a right of usufruct or a pledge.

     Such shares shall not be taken into consideration when calculating the distribution of profits or liquidation balance, unless a right of usufruct or a pledge has been established on those shares in favour of another person than the Company.

     The provision of the first sentence of this paragraph is accordingly applicable to shares held by subsidiaries of the Company or on which subsidiaries have a right of usufruct or a pledge.

3. Cancellation of shares held by the Company in its capital and cancellation after refunding of shares drawn by lot after drawing, is possible; resolutions with respect to cancellation shall be adopted in a general meeting of shareholders, convened with notification of the purpose of the cancellation and its procedure. A cancellation is not allowed to result in a paid and claimed part of the capital being lower than one/fifth part of the authorized capital or than the minimal capital prescribed by law at the moment of the resolution.

4. Shares held by the Company itself can only be alienated in the manner prescribed for issue of shares not yet issued.
     The articles 8 and 9 do not apply to this alienation.

                                     Boards
                                   Article 12

1. The Company shall have a Board of Managing Directors and a Board of Supervisory Directors, the members of which shall be appointed by the general meeting which may at all times suspend or remove them from office. The number of Supervisory Directors, to be determined by the general meeting, shall be at least four and at most ten; there shall be one managing director.

     The general meeting shall determine the conditions of employment of the managing director and the remuneration of the managing director. The remuneration and/or compensation of Supervisory Directors shall also be determined by the general meeting.

     A legal entity can be a managing director but cannot be a Supervisory Director.

2. A person who has reached the age of seventy-two, cannot be appointed Supervisory Director. A Supervisory Director shall retire at the latest on the moment of the closing of the annual general meeting held in the financial year, in which he will be seventy-two years old.

3. The nomination or recommendation for the appointment of a Supervisory Director shall comply with the legal requirements.

                  Board of Managing Directors; representation.
                                  Article 13.

1. The Board of Managing Directors, having one managing director, shall be charged with the management of the Company in accordance with the Business Plan of the Company.

2. The managing director shall be fully qualified to represent the Company in court and otherwise.

3. The Company may grant one or more persons a limited or unlimited mandate to represent it.

4. The Board of Managing Directors needs the prior approval of the Board of Supervisory Directors for resolutions/actions:

     a.   to adopt and amend the Business Plan of the Company;

     b.   to adopt and amend the annual budget of the Company;

     c.   to incur expenses in excess of the adopted or amended annual budget;

     d. to take up loans to the charge of the Company outside the ordinary business activities, with the exception of drawings on the Company's account with a bank designated by the Board of Supervisory Directors, as a result of which the account is overdrawn to a sum not exceeding the amount previously determined by the Board of Supervisory Directors and communicated by it to that bank;

     e. to lend money outside the ordinary business activities insofar as in consequence thereof any one debtor becomes indebted to the Company on account of money borrowed for a sum exceeding an amount to be determined by the Board of Supervisory Directors;

     f. to commit the Company for debts of third parties under a guaranty or otherwise outside the ordinary business activities;

     g. to extend the Company's business by a new line of business and to discontinue - including the transfer of ownership or enjoyment of - the business of the Company or any part thereof;

     h. to alienate a considerable part of the assets of the Company, which for the purposes hereof shall include the alienation, in each individual case, except as part of the ordinary business activities, of assets which individually or jointly represent a value from time to time to be determined by the Board of Supervisory Directors.

5. In the event of a conflict of interest between the company and the managing director, the company shall be represented by a supervisory director to be appointed by the Board of Supervisory Directors.

                                  Article 14.

1. The office of the sole managing director, being vacated or the sole managing director being prevented from acting, the Board of Supervisory Directors shall be charged temporarily with the entire management and may appoint one or more Supervisory Directors to represent the Company solely or jointly.

2. Save insofar as the employment conditions of the managing director are concerned, the Company may not enter into agreements with the managing director in his private capacity or with his (personal) relatives; for the purposes hereof, relatives shall include: the person with whom the managing director cohabits, whether or not in matrimony, and blood relations and relations by marriage of the managing director or those with whom he cohabits up to four times removed;

3. Transactions of the Company vis-a-vis the holder of all shares in the capital of the Company or vis-a-vis a co-owner of a community of matrimonial property to which all shares in the capital of the Company belong, in which the Company is represented by that shareholder or by one of the joint owners shall be recorded in writing; shares held by the Company or its subsidiaries shall not be taken into account.

     This paragraph shall not apply to transactions which under the agreed terms thereof are part of the normal course of business of the Company.

                        Board of Supervisory Directors.
                                  Article 15.

1. The Board of Supervisory Directors shall supervise the management of the Board of Managing Directors and the general course of affairs in the Company and the Company's business.

     It shall assist the Board of Managing Directors and the general meeting on an advisory basis. When fulfilling their tasks the Supervisory Directors shall conform to the Company's interest and business.

2. One or more Supervisory Directors, to be appointed thereto by the Board of Supervisory Directors, shall always have access to the offices and premises of the company and shall be entitled to inspect all its books and documents; the Board of Managing Directors is obliged to furnish the board of Supervisory Directors with all data and information desired.

     The Board of Managing Directors shall timely furnish the Board of Supervisory Directors all information necessary to fulfil its task.

3. Unless the general meeting of shareholders has provided for it, the Board of Supervisory Directors shall charge an auditor - at the expense of the Company - with the auditing of the annual accounts, which auditor shall report the result of his audit in a statement and further shall inform the Board of Supervisory Directors the Board of Managing Directors about his audit.

4. The Board of Supervisory Directors shall elect a chairman and vice chairman from among its members. The election as chairman shall be for one year.

5. The Board of Supervisory Directors shall meet four times a year at the office of the Company, unless the Board of Supervisory Directors should decide to meet elsewhere.

     The Board shall furthermore meet at the request of the chairman or at the request of the Board of Managing Directors.

     Meetings shall be called by the chairman of the Board of Supervisory Directors while enclosing an agenda in the English language. The two obligatory meetings shall be called at least four weeks in advance; other meetings shall be called within a reasonable term.

     The costs of the meetings and the transportation and subsistence costs of the Supervisory Directors incurred in connection with these meetings shall be reimbursed by the Company.

6. Proposals to be dealt with by the Board of Supervisory Directors may be submitted to the chairman by every Supervisory Director and by the Board of Management.

7. The Board of Supervisory Directors shall adopt resolutions at meetings by an absolute majority of votes in a meeting in which a majority of the Supervisory Directors is present or represented, but in the event that there are less than seven Supervisory Directors, the quorum shall be at least four Supervisory Directors, unless these Articles of Association require or allow a different form of decision-making: for the purposes hereof "meeting" shall include meeting by telephone or by video, provided the decision-making is recorded in writing before the resolution is implemented. Resolutions may be adopted outside meetings only if it has been shown that all the Supervisory Directs have stated to be in favour of the proposal concerned in writing; for the purposes hereof "in writing" shall also mean a message by telefax, telegram or any other means of communication, capable of transmitting written texts.

8. In case of one or more vacancy/vacancies in the Board of Supervisory Directors, the general meeting shall promptly fill such vacancy/vacancies.

                               General meetings.
                                  Article 16.

1. General meetings must be held in the municipality where the Company has its principal office (Amsterdam) or Haarlemmermeer; resolutions adopted in a general meeting held elsewhere in or outside the Netherlands, can only be adopted validly, if the entire issued share capital is represented.

2. The annual meeting shall be held ultimately within six months after expiry of the financial year. In the annual meeting shall be adopted inter alia: the balance sheet and the profit and loss account with explanatory notes - hereinafter to be called jointly: the annual accounts -, covering the past financial year, and the distribution of profits, while the general meeting shall also deal with the written business report of the Board of Managing Directors on the past financial year, to be presented to it by that board, unless section 403, Volume 2 of the Civil Code is applicable.

3. Extraordinary general meetings shall be held as often as the Board of Managing Directors or the Board of Supervisory Directors desires, or upon written request of one or more shareholders, together representing at least one/tenth part of the issued capital, addressed to the Board of Managing Directors and stating exactly the subjects to be dealt with. In that case the Board of Managing Directors or the board of Supervisory Directors shall be obliged to call a general meeting to be held within six weeks after receipt of this request.

     If no calling notification is sent within three weeks after receipt of the request, each requesting party may send a notification himself with due observance of the provisions of the law and this article.

4. If the annual meeting is not called, each shareholder may do so himself, likewise with due observance of the provisions of the law and this article.

5.   Without prejudice to the provisions of the paragraphs 3.

     and 4., the notification, convening a general meeting, shall be sent by registered mail by the Board of Managing Directors to the addresses of the shareholders, as mentioned in the shareholders' register, at least fifteen days before the meeting is to be held. The day of mailing shall be regarded as the day of notification.

     Notifications shall contain the agenda.

     The receipt issued by the post office shall serve as evidence that the notification has been mailed.

6.   Meetings shall be presided by the chairman of the Supervisory Board.

7. Unless a notarial report of the business of the meeting is drawn up, minutes shall be drawn up of the business, transacted in each meeting. This secretary needs not to be a shareholder.

     The minutes shall be confirmed at the same or at the next meeting and are to be signed by the chairman and the secretary in office.

     The chairman of the meeting and each managing director or Supervisory Director can order at any time that a notarial report of the meeting shall be made for account of the Company.

8. The minute book shall be available at the offices of the Company for inspection by the shareholders. A copy of or an extract from the minutes of any meeting shall be supplied to each of them upon request and at a charge not exceeding cost.

9. Shareholders may also adopt resolutions without holding a meeting, provided the resolutions are adopted unanimously and votes are cast in writing by all shareholders. A resolution adopted in this way shall be deemed to be a resolution of the general meeting.

     In this paragraph votes cast by telefax, telegram or any other means of communication capable of transmitting written texts, shall likewise be considered as votes cast in writing.

                                  Article 17.

1. Shareholders may only be represented at meetings by proxy, duly authorized in writing.

2. With respect to the adopting of resolutions whereby the Company will grant rights or a release from obligations to particular persons, otherwise than in their capacity of shareholder or member of a body of the Company, valid votes on such resolutions may be cast by said persons, their spouses and their blood relatives in the direct line.

                                  Article 18.

1. Every share shall represent the right to cast one vote. Blank and invalid votes shall be deemed not to be cast. When determining to what extent shareholders vote, are present or represented, or to what extent the share capital is furnished or represented, shares, in respect of which the Articles of Association prescribe that in respect of those shares no vote can be cast, are not taken into account.

2. Voting in respect to business shall be verbally, voting in respect of persons by unsigned ballots, unless the meeting determines a different way of voting. Voting by acclamation shall be allowed as long as nobody is opposed thereto.

3. All resolutions shall be adopted by a majority of votes in a meeting in which at least four/fifths of the issued capital is present or represented, unless the law or the Articles of Association prescribe a larger majority. If the quorum is not represented in such meeting, a second meeting of shareholders will be called on a date which is at least five business days and no more than four weeks after the date of the first meeting of shareholders; in such second meeting resolutions on the subjects put before the first meeting of shareholders can be adopted by a majority of the votes cast irrespective of the number of shareholders attending such second meeting.

4. In case votes are equally divided with regard to a proposal, the following rules shall apply:

     a. Within two weeks after the meeting referred to under (b) was held, the Board of Managing Directors of the Company shall be bound - unless the proposal hereinafter stated under (b) is adopted - to request the President of the Chamber of Commerce and Industry, within the jurisdiction of which the Company is situated, to appoint a committee of three experts which shall decide whether the proposal on which votes were equally divided, shall be adopted or rejected.

     b. As soon as there is an equal division of votes during a general meeting, the chairman of the meeting shall be obliged to bring up for discussion a new proposal aiming at not submitting the proposal, in respect of which during the discussions the votes were equally divided, to the committee of experts referred to under (a).

          In case such new proposal is adopted, the proposal on which the votes were equally divided shall be rejected and, therefore shall not be submitted to the committee of experts referred to above for decision;

          in case votes are equally divided on the new proposal, made by the chairman, that proposal shall be deemed to be rejected and the Board of Managing Directors of the Company shall therefore have the obligation referred to under (a).

     c. When taking its decision the committee shall first of all take into account the interest of the Company.

     d.   Its fees shall be paid entirely by the Company.

     e. After being appointed the committee shall render its decision as soon as possible and shall inform every shareholder and the Company of its decision in writing.

          The committee shall not take a decision before having heard all parties involved in the relevant proposal or at least before having summoned them properly.

          The members of the committee of experts shall render their decision as good men in equity. They shall establish proceeding rules themselves and may extend the term of their mandate. They may take advice from third parties. The members of the committee of experts shall have access to the offices and to other rooms of the Company and they shall be entitled to inspect all books, registers and other documents of the Company; moreover, the Board of Managing Directors is obliged to provide the members of the committee with every information they ask.

     f. The decision of the committee of experts shall be recorded in the minute book of the Company. A decision taken in the way described above, shall be considered as a resolution of the general meeting.

               Financial year, annual accounts and annual report.
                                  Article 19.

1.   The financial year of the Company coincides with the calendar year.

2. The Board of Managing Directors shall submit a budget for each financial year to the Board of Supervisory Directors for its approval.

3. Within five months after the expiration of each financial year, except in case of extension of this term by no more than six months by the general meeting based on extraordinary circumstances, the Board of Managing Directors shall draw up the annual accounts, and shall submit the same - provided with an advice thereto it took from the Board of Supervisory Directors - and the annual report to the general meeting within that, possibly extended, term.

4. The annual report and the annual accounts, signed by the managing director and Supervisory Directors, together with, in any case, besides other information prescribed by the law:

     a.   the statement of the auditor;

     b. a statement on the distribution of the profits or the assimilation of the losses, or as long as not yet determined, the proposal thereto, shall be available at the offices of the Company for inspection by all shareholders as from the day on which the annual meeting was called.

     Shareholders may obtain free copies of these documents.

5. The provisions of the paragraphs 3 and 4 of this article concerning the annual report and the information prescribed in virtue of the law, are not applicable, if section 403, Volume 2 of the Civil Code applies to the Company.

6. In case a signature of the managing or a Supervisory Director is missing on the annual accounts, the reason thereof shall be mentioned in that document.

7. Unconditional adoption of the annual accounts shall discharge the Board of Managing Directors in respect of its acts the past financial year and shall discharge the Board of Supervisory Directors in respect of the fulfillment of its task.

                      Profits and distribution of profits.
                                  Article 20.

1. Profits shall be established in accordance with generally accepted accounting standards.

2. The general meeting shall determine whether profits made in any financial year shall be paid out partly or wholly, or added to the reserves.

3. The general meeting can only resolve to pay out profits and/or reserves and the Company may only make payments out of profits and/or reserves open to payment, as far as the shareholders' equity of the Company exceeds the amount of the paid-up and claimed part of the capital, increased with reserves, to be kept according to the law;

4. Dividends shall be made payable within one month after the adoption of the annual account. The general meeting may determine that dividends shall be paid, wholly or partly, otherwise than in cash.

5. The general meeting or, subject to approval of general meeting, the Board of Managing Directors is authorized to decide to make interim payments out of profits and/or reserves with due observance of the provisions of paragraph 3.

6. The claim to pay dividend shall lapse five years after the dividend was made payable.

                              Special Resolutions.
                                  Article 21.

1. Resolutions to amend the Articles of Association, to merge the Company or to liquidate the Company require prior approval of the Supervisory Board.

2. When a proposal to amend the Articles of Association, to merge the Company or to dissolve the Company is made to the general meeting, this must be mentioned in the notification of the general meeting.

3. As regards an amendment of the Articles of Association, a copy of the proposal including the text of the proposed amendment must at the same time be deposited at the Company's offices for inspection by the shareholders and held until the end of that meeting.


                                 Liquidation
                                 Article 22.

1. In case of dissolution of the Company the liquidation shall be executed by the Board of Managing Directors, unless the general meeting decides otherwise.

2. The remuneration, which shall be granted to liquidator(s) and persons lending assistance, if any, shall be determined simultaneously.

3. During the liquidation the provisions of the present Articles of Association shall exist in force as much as possible. The relevant provisions in respect of the managing director are then applicable to the liquidator(s) and the provisions in respect of supervisory directors are applicable to the persons lending assistance.

4. Any assets of the Company remaining after the liabilities of the Company have been satisfied shall be transferred to the shareholders in such a way that, as far as possible, first the nominal amount paid on each share shall be paid on that share to a maximum of the nominal value of that share, and any surplus then remaining shall be paid to the shareholders in proportion to the amount paid up by each of them in respect of the shares.

5. After the liquidation the books and other documents of the Company shall be kept by the person, thereto appointed by the liquidator(s), for the term, determined by law.

                                Final provision.
                                  Article 23.

In all cases not provided for in the present Articles of Association and/or the law, the general meeting shall decide.

                                    ANNEX 2

                          FORM OF ADMITTANCE STATEMENT

To:       Hermes Europe Railtel B.V.
Attn:     Board of Managing Directors
From:     [new shareholder]
Date:     [date of signing]

Amended and Restated Shareholders Agreement dated July ___, 1997 (the "Agreement").

We refer to Article 8 (Issue and Transfer of Shares; Pre-emptive Rights), and in particular to Article 8.2.

1.   We [   ] (the "New Party") hereby agree with the Shareholders (as defined in the Agreement) to join as a Party to the Agreement.

2. The date of the New Party becoming effectively a Party to the Agreement is the date set out above in this Admittance Statement.

3. This Admittance Statement shall be read as one with the Agreement so that any reference therein to "this Agreement", "hereunder" and similar shall include and be deemed to include this Admittance Statement.

4. The address for notices of the New Party are set out as follows: [address for notices].

5. This Admittance Statement is governed by Dutch law. As regards the choice of forum, Article 13(b) of the Agreement applies accordingly to this Admittance Statement.



[Name New Party]



---------------------------
By:
Title:



                                        Signed for receival by
                                        HERMES EUROPE RAILTEL B.V.



                                        ------------------------------------
                                        By:
                                        Title:

                                                                      SCHEDULE 1



Specification of National Railways who are the shareholders of HIT Rail.



(to follow)